                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MetroCorp Bancshares, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           METROCORP BANCSHARES, INC.

                       9600 BELLAIRE BOULEVARD, SUITE 252
                             HOUSTON, TEXAS  77036

               NOTICE OF THE 1999 ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, APRIL 29, 1999


Shareholders of MetroCorp Bancshares, Inc.:

     The 1999 Annual Meeting of Shareholders (the "Meeting") of MetroCorp Bancshares, Inc. (the "Company") will be held at The Houstonian, 111 North Post Oak Lane, Houston Texas 77024, on Thursday, April 29, 1999, beginning at 10:00 a.m. (local time), for the following purposes:

     1. To elect three directors of Class I to serve on the Board of Directors of the Company until the Company's 2002 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on March 22, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the offices of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

     You are cordially invited and urged to attend the Meeting. IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you attend the Meeting, you may vote in person, regardless of whether you have given your proxy. Your proxy may be revoked at any time before it is voted.


                              By order of the Board of Directors,

                              /s/ Don J. Wang

                              Don J. Wang
                              Chairman of the Board, President and
                              Chief Executive Officer

Houston, Texas
April 1, 1999


                            YOUR VOTE IS IMPORTANT.

     TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. THE PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                           METROCORP BANCSHARES, INC.
                       9600 BELLAIRE BOULEVARD, SUITE 252
                            HOUSTON, TEXAS  77036


                                APRIL 1, 1999

                           ________________________

                               PROXY STATEMENT
                                     FOR
                   THE 1999 ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON THURSDAY, APRIL 29, 1999

                           ________________________


                                  INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of MetroCorp Bancshares, Inc. (the "Company") for use at the 1999 Annual Meeting of Shareholders of the Company to be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024, on Thursday, April 29, 1999, beginning at 10:00 a.m. (local time), and any adjournment thereof (the "Meeting") for the purposes set forth in this Proxy Statement and the accompanying Notice of 1999 Annual Meeting of Shareholders ("Notice of Meeting"). This Proxy Statement, the Notice of Meeting and the enclosed form of proxy will first be sent to shareholders on or about April 1, 1999.

PROXIES

     This Proxy Statement is furnished to the shareholders of the Company for solicitation of proxies on behalf of the Board of Directors of the Company for use at the Meeting, and at any and all adjournments thereof. The purpose of the Meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Meeting.

     Shares represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

     The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy received by the Board of Directors may be voted with respect thereto in accordance with the judgment of the proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company's Bylaws.

     Any proxy given by a shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly executed proxy bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Meeting and voting in person.

     The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the common stock, par value $1.00 per share, of the Company (the "Common Stock") held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

     The Company's Annual Report to Shareholders, including financial statements, for the year ended December 31, 1998, accompanies but does not constitute part of this proxy statement.


                        VOTING SHARES AND VOTING RIGHTS

     Only holders of record of Common Stock at the close of business on March 22, 1999 (the "Record Date"), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. At that time, there were outstanding 7,104,560 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder's name on the books of the Company.

     The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock represented at the Meeting is required to elect the Class I nominees to the Board of Directors. There will be no cumulative voting in the election of directors. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. An abstention, a non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to ratify the appointment of the auditors. An abstention or a non-vote will have the effect of a vote against the appointment.


                             ELECTION OF DIRECTORS

ELECTION PROCEDURES; TERM OF OFFICE

     The Board of Directors currently consists of nine directors. In accordance with the Company's Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class I directors expires at the Meeting. The terms of the current Class II and Class III directors expire at the annual meeting of shareholders in 2000 and 2001, respectively. The three Class I nominees, if elected at the Meeting, will serve until the annual meeting of shareholders in 2002.

     The Board of Directors has nominated Helen F. Chen, George M. Lee and David Tai for election as Class I directors at the Meeting. Ms. Chen and Messrs. George Lee and Tai are currently serving as Class I directors. Mr. George Lee was appointed to the Board of Directors on March 19, 1999.

     The Class I nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or two but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld. If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors, however, has no reason to believe that any nominee will be unavailable to serve as a director.

     Any director vacancy occurring after the election may be filled only by a majority of the remaining directors, even if less than a quorum of the Board of Directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.

NOMINEES FOR ELECTION

     The following table sets forth certain information with respect to each nominee for election as a director of the Company:

NAME                         AGE                      POSITIONS
----                         ---                      ---------
Helen F. Chen . . . . .       51     Class I Director of the Company; Director
                                     of MetroBank, N.A. (the "Bank")

George M. Lee . . . . .       49     Class I Director of the Company; Director
                                     of the Bank

David Tai . . . . . . .       47     Class I Director, Executive Vice President
                                     and Secretary of the Company; President
                                     and Vice Chairman of the Board of the Bank

     HELEN F. CHEN. Ms. Chen is a director of the Company and was elected as a member of the Board of Directors of the Bank in 1989. She is the President of Metro Investment Group, Inc., an investment company that holds shares of Common Stock of the Company as its principal asset. She is the President-elect of the Houston Chinese Schools Association and the Principal of the Houston Northwest Chinese School, where she served as Chairman of the Board from 1991 to 1997. A member of various civic organizations in Houston, Ms. Chen focuses her volunteer efforts in the Chinese community. Ms. Chen is the sister of Don J. Wang. Ms. Chen is not related to Mr. Tommy F. Chen.

     GEORGE M. LEE. Mr. Lee was appointed as a Class I director of the Company and a director of the Bank in March 1999. Mr. Lee is the Senior Vice President of Marketing and Sales for Higher Dimensions Research in St. Paul, Minnesota where he is responsible for marketing and sales strategy. Prior to this, he served as the Chief Operating Officer of the Noel Group Companies, a travel insurance company, from 1995 to 1997. From 1991 to 1994, Mr. Lee was a Senior Vice President of Fingerhut Companies and concurrently served as the President and Chief Operating Officer of its largest subsidiary, Comb Corporation. From 1987 to 1990, Mr. Lee was a Group Vice President of Hanover Direct, where he was responsible for four divisions and new business development. He received a Bachelors of Science in Econometrics from the University of Wisconsin. Mr. Lee is a resident of Minnesota. Mr. Lee is not related to Mr. John Lee.

     DAVID TAI. David Tai is a director of the Company and was elected as a member of the Board of Directors of the Bank in 1988. Mr. Tai is the Executive Vice President and Secretary of the Company and the President and Vice Chairman of the Board of the Bank, where he serves on the Directors Credit Committee. Mr. Tai was elected as President of the Bank in March 1999.
 Mr. Tai is a leader in the Asian-American community through his active involvement in several organizations. He is currently the President of the Taiwanese Chamber of Commerce of Greater Houston. He is the Executive Advisor of the Taiwanese Chamber of Commerce of North America, an organization that has members in 25 cities across the United States, Canada and Mexico. He is also active in the World Taiwanese Chamber of Commerce and serves as its Executive Consular. He received a Bachelors of Business Administration degree from Fu-Jen Catholic University in Taiwan in 1974 and a Masters in Business Administration degree from Murray State University in 1977. Mr. Tai is a member of the Asian Realtors Association, the Asian Chamber of Commerce and the United Way. He is a Counselor at the Taiwanese Cultural Center. Mr. Tai is the brother-in-law of Mr. John Lee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.


                  CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Company's Class II and Class III directors, whose terms of office do not expire at the Meeting, and certain officers of the Company (other than Mr. David Tai):


           NAME                  POSITION                                  AGE
           ----                  --------                                  ---
      May P. Chu  . . . .   Class II Director of the Company; Director     51
                            of the Bank

      John Lee  . . . . .   Class II Director of the Company; Director     54
                            of the Bank

      Don J. Wang . . . .   Chairman of the Board, Class II Director,      55
                            President and Chief Executive Officer of the
                            Company; Chairman of the Board and Chief
                            Executive Officer of the Bank

      Tommy F. Chen . . .   Class III Director of the Company; Director    61
                            of the Bank

      Jane W. Kwan  . . .   Class III Director of the Company; Director    46
                            of the Bank

           NAME                  POSITION                                  AGE
           ----                  --------                                  ---
      Joe Ting  . . . . .   Class III Director of the Company; Director    46
                            of the Bank

      Attilio F. Galli  .   Senior Vice President and Chief Financial      49
                            Officer of the Company and the Bank

     MAY P. CHU. Ms. Chu is a director of the Company and an organizing director of the Bank. Ms. Chu serves on the Executive Committee, Asset Liability Committee and Directors Credit Committee of the Bank. She is the President and founder of Signet Consulting, a bank management consulting firm specializing in regulatory issues. She received a Bachelors degree in Physics from the University of California at Berkeley and a Ph.D. in Economics from Case Western Reserve University. Ms. Chu was employed at Texas Commerce Bank and Texas Commerce Bancshares, Inc. for more than five years, first in the Economics Division and subsequently in Mergers/Acquisitions.

     JOHN LEE. Mr. Lee is a director of the Company and an organizing director of the of the Bank. He is an Executive Vice President of Alpha Seafood Enterprises, Inc. and serves as the Treasurer, Director and co-founder of United Oriental Capital Corporation, a Specialized Small Business Investment Company. For six years, Mr. Lee served as President and manager for numerous motels in the Houston area. Mr. Lee received a Bachelors degree in Economics from National Chung Hsing University. He is a member of the Taiwanese Chamber of Commerce of North America. Mr. Lee is the brother-in-law of Mr. David Tai. Mr. Lee is related to Mr. George M. Lee.

     DON J. WANG. Mr. Wang is a director of the Company and an organizing director of the Bank. Mr. Wang serves as Chairman of the Board, President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of the Bank. Mr. Wang has also been Chairman of the Board of New Era Life Insurance Company since 1989. Mr. Wang served as President of the Taiwanese Chamber of Commerce of North America in 1992 and currently sits on the Advisory Board. He has served as a Board member of the Greater Houston Partnership since 1994. Mr. Wang serves on the Harris County Hospital District Board of Managers, the Board of Directors of the Hope Shelter/Abused Children Program and the Advisory Board of the Chinese Community Center. He is Chairman of the Chinese Senior Estates/Senior Housing Project and Co-Chairman of the Asian and Pacific Island Division of the United Way. Mr. Wang also served on the Advisory Committee of the Ex-Im Bank in 1998 and is active in the Houston Image Group. On April 29, 1993, Mayor Bob Lanier proclaimed "Don J. Wang Day" in Houston in honor of Mr. Wang's abundant achievements in the realm of Asian community relations. He received a Bachelors of Science degree from National Chung Hsing University and a Masters in Science degree from Utah State University. Mr. Wang is the brother of Ms. Helen F. Chen.

     TOMMY F. CHEN. Mr. Chen is a director of the Company and an organizing director of the Bank. Mr. Chen serves on the Executive Committee, Asset Liability Committee and Directors Credit Committee of the Bank. Since 1983, he has been the owner of the Downtown Texaco (Subway) Station. He was an aerospace engineer at NASA for three years and worked for Chevron Oil Company and Amoco Oil Company for six years. Mr. Chen has held a real estate brokers license in Texas since 1981. He received a Masters degree in Physics from Clark University in Worcester, Massachusetts and a Masters degree and a Ph.D. in Electrical Engineering from the University of Oklahoma. Mr. Chen serves as a director on the Chinatown Community Development Board and is a member of the Taiwanese Chamber of Commerce of North America. Mr. Chen is not related to Ms. Helen F. Chen.

     JANE W. KWAN. Ms. Kwan is a director of the Company and was elected a member of the Board of Directors of the Bank in 1993. She is the Supervisor of Purchasing and Inventory-Financial Management at the University of Texas M.D. Anderson Cancer Center. During her 27 year tenure at the University of Texas

M.D. Anderson Cancer Center, she has held various positions including staff pharmacist, Outpatient Pharmacy Supervisor and Coordinator of Pharmacy Alternate Delivery Programs. She is licensed as a Registered Pharmacist in Georgia and Texas and is also a licensed real estate broker in Texas. She received a Bachelor of Science degree from the University of Georgia and a Masters degree in Public Health from the University of Texas School of Public Health. Ms. Kwan is involved in the Health Education for Asians League of Houston and is a Coordinator for the Chinese Community Health Fair.

     JOE TING. Mr. Ting is a director of the Company and was elected as a member of the Board of Directors of the Bank in 1989. Mr. Ting serves on the Executive Committee, Asset Liability Committee and the Directors Credit Committee of the Bank. He is the President of West Plaza Management, Inc., a real estate management company. Mr. Ting has extensive knowledge in the plastic manufacturing industry and real estate investments. Mr. Ting is a member of the Taiwanese Chamber of Commerce of North America. He received a Masters in Business Administration degree from the Florida Institute of Technology.

     ATTILIO F. GALLI. Mr. Galli joined the Company in July 1998 as Senior Vice President and Chief Financial Officer for both the Company and the Bank. From May 1993 to July 1998, Mr. Galli was President and Chief Executive Officer of Alliance Financial of Houston, a venture capital management company focusing on women and minority-owned businesses. Before joining Alliance Financial of Houston, Mr. Galli was an Executive Vice President of the Bank, where he was in charge of the Loan Administration Department.
Prior to his first association with the Bank, Mr. Galli was Managing Director and founding partner of McKenna & Company, an investment bank providing middle market companies with merger, acquisition and private placement services. From 1974 to 1989, Mr. Galli worked for Citicorp/Citibank in successive promotional assignments including Western U.S. Department Head for Financial Institutions Corporate Finance, Southwest Regional Manager, Wholesale Mortgage Bank, and Western U.S. Regional Manager-Oil and Gas Department. Mr. Galli currently serves as a member of the Houston Venture Capital Association and a member of the Steering Committee of the Houston Technology Incubator. Mr. Galli holds a Bachelors degree in Management from Louisiana State University in New Orleans.

     Each officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

OPERATION OF THE BOARD OF DIRECTORS

     The Company was formed in October 1998 and the Board of Directors of the Company held two meetings during 1998. There was no director who attended less than 75% of the aggregate of the (i) total number of meetings of the Board and (ii) total number of meetings held by committees on which he served.

     The Board of Directors has established Audit and Compensation Committees. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors and matters relating to the Company's internal control systems. In performing its function, the Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management. During 1998, the Audit Committee held one meeting. The Audit Committee is comprised of Ms. Chu and Messrs. George Lee and John Lee, each of whom is an outside director.

     The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. During 1998, the Compensation Committee held one meeting. The Compensation Committee is comprised of Ms. Chu and Messrs. Chen and Ting, each of whom is an outside director. No officers of the Company participate in Compensation Committee deliberations concerning their compensation or other matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the Compensation Committee in 1998, matters related to compensation, employee benefit matters and stock options were considered by the Executive Committee of the Bank, which included David Tai and Don J. Wang. As members of this committee, Messrs. Tai and Wang participated in determinations as to compensation of and grants of stock options to executive officers, including themselves. Final determination regarding compensation and stock options was made by the Board of Directors of the Bank.

DIRECTOR COMPENSATION

     Directors of the Company receive fees for attending quarterly meetings of the Company's Board of Directors. Outside directors receive a fee of $500 for each meeting attended. The Board of Directors of the Bank meets monthly. Outside directors of the Bank receive a fee of $500 for each meeting of the Bank's Board of Directors attended and a fee of $300 for each Board Committee meeting attended. In addition, Mr. Tommy F. Chen receives a fee of $3,000 per month for analysis and evaluation of proposed loans secured by real estate.

     Historically, the Company paid its directors, including directors who were officers of the Company, an annual bonus based on the Company's performance during the previous year. In February 1998, based on the Company's 1997 performance, the Company paid its directors, including directors who were officers of the Company, a stock bonus with an aggregate value of $253,664. The Company has replaced this director bonus policy with the Non-Employee Director Stock Bonus Plan. The Company does not plan to pay cash bonuses to directors in the future and will only pay stock bonuses to directors pursuant to the Non-Employee Director Stock Bonus Plan.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman of the Board, President and Chief Executive Officer and each of the other two most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) for each of the two fiscal years ended December 31, 1998:


                             ANNUAL COMPENSATION

                      NAME AND                                                                  OTHER ANNUAL        ALL OTHER
                 PRINCIPAL POSITION                     YEAR           SALARY         BONUS     COMPENSATION     COMPENSATION(1)
----------------------------------------------------    ----           ------         -----     -------------    ---------------
Don J. Wang . . . . . . . . . . . . . . . . . . . .     1998          $126,670      $  5,417      $ 6,000(2)        $  5,524
   Chairman of the Board, President and Chief           1997           105,000            --       22,308(3)          57,667(4)
   Executive Officer of the Company; Chairman
   of the Board and Chief Executive Officer of
   the Bank

David Tai . . . . . . . . . . . . . . . . . . . . .     1998           116,667        5,000         6,000(2)           5,107
   Executive Vice President and Secretary of the        1997            98,750           --        10,465(3)          56,944(4)
   Company; President and Vice  Chairman of the
   Board of the Bank

Attilio F. Galli  . . . . . . . . . . . . . . . . .     1998            40,771(5)     3,958           --                 --
   Senior Vice President and Chief Financial            1997                --           --           --                 --
   Officer of the Company and the Bank

__________

(1)  Includes contributions by the Company to the 401(k) plan.

(2)  Represents the amount paid to compensate such officers for car allowance.

(3) Represents the amount paid to compensate such officers for car allowance and sick pay. Upon adoption of a new sick pay policy in 1997, the Company paid all employees their cumulative sick pay balances.

(4) In February 1998, 6,848 shares of common stock with an aggregate value of $52,575 were issued to each of Mr. Wang and Mr. Tai as 1997 director performance bonuses. See "-- Director Compensation."

(5)  Mr. Galli joined the Company on July 29, 1998.

STOCK PLANS

     The Company has four stock plans which were originally developed and instituted by the Bank and assumed by the Company in the holding company formation in 1998. Except for a non-qualified stock option plan for the founding directors of the Bank, each of plans was approved by the shareholders of the Bank in 1998.

     The Company has outstanding options issued to five of the six founding directors of the Bank to purchase 100,000 shares of Common Stock pursuant to the 1998 Director Stock Option Agreement ("Founding Director Plan").
Pursuant to the Founding Director Plan, each of the five participants were granted non-qualified options to purchase 20,000 shares of Common Stock at a price of $11.00 per share. A total of 20,000 options which were initially granted to one of the founding directors were cancelled upon his resignation as a director. The options must be exercised by July 24, 2003. Of the six founding directors of the Bank, the five participants (Tommy F. Chen, May P. Chu, John Lee, David Tai and Don J. Wang) currently serve as directors of the Bank and the Company.

     The Company's Non-Employee Director Stock Bonus Plan ("Director Plan") authorizes the issuance of up to 60,000 shares of Common Stock to the directors of the Company who do not serve as an officer of the Company. Under the Director Plan, up to 12,000 shares of Common Stock may be issued each year for a five year period if the Company achieves certain return on equity ratios with no shares to be issued if the Company's return on equity is below 13.0%. Shares will be allocated among the non-employee directors by the Company's Compensation Committee with preference given to those directors who also serve on one or more committees of the Board of Directors. There are currently no shares issued under the Director Plan.

     The Company's 1998 Stock Incentive Plan ("Incentive Plan") authorizes the issuance of up to 200,000 shares of Common Stock under both "non-qualified" and "incentive" stock options and performance shares of Common Stock. Non-qualified options and incentive stock options will be granted at no less than the fair market value of the Common Stock and must be exercised within ten years. Performance shares are certificates representing the right to acquire shares of Common Stock upon the satisfaction of performance goals established by the Company. Holders of performance shares have all of the voting, dividend and other rights of shareholders of the Company, subject to the terms of the award agreement relating to such shares. If the performance goals are achieved, the performance shares will vest and may be exchanged for shares of Common Stock. If the performance goals are not achieved, the performance shares may be forfeited. There are currently no options granted under the Incentive Plan.

     The Company's 1998 Employee Stock Purchase Plan ("Purchase Plan") authorizes the offer and sale of up to 200,000 shares of Common Stock to employees of the Company and its subsidiaries. The Purchase Plan will be implemented through ten annual offerings. Each year the Board of Directors will determine the number of shares to be offered under the Purchase Plan; provided that in any one year the offering may not exceed 20,000 shares plus any unsubscribed shares from prior years. The offering price per share will be an amount equal to 90% of the closing trading price of a share of Common Stock on the business day immediately prior to the commencement of such offering. In each offering, each employee may purchase a number of whole shares of Common Stock that are equal to 20% of the employee's base salary divided by the offering price. Pursuant to the Purchase Plan, the employee pays for the Common Stock either immediately or through a payroll deduction program over a period of up to one year, at the employee's option. The first annual offering under the Purchase Plan will begin in the second quarter of 1999.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). This statement established fair value based accounting and reporting standards for all transactions in which a company acquires goods or services by issuing its equity investments, which includes stock-based compensation plans. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Fair value of stock options is determined using an option- pricing model. This statement encourages companies to adopt as prescribed the fair value based method of accounting to recognize compensation expense for employee stock compensation plans. Although it does not require the fair value based method to be adopted, a company must comply with the disclosure requirements set forth in the statement. The Company has continued to apply accounting in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, ("APB 25") and related Interpretations, and, accordingly, provides the pro forma disclosures of net income and earnings per share.

OPTION GRANTS DURING 1998

     The following table sets forth certain information concerning stock options granted during fiscal 1998:


                                     OPTION GRANTS IN LAST FISCAL YEAR
                      -----------------------------------------------------------
                                             INDIVIDUAL GRANTS

                                                                                          POTENTIAL REALIZABLE
                                        PERCENT OF                                          VALUE AT ASSUMED
                       NUMBER OF      TOTAL OPTIONS                                       ANNUAL RATES OF STOCK
                       SECURITIES       GRANTED TO                                       PRICE APPRECIATION FOR
                      UNDERLYING        EMPLOYEES         EXERCISE                             OPTION TERM
                        OPTIONS         IN FISCAL         PRICE PER     EXPIRATION      -------------------------
     NAME               GRANTED            YEAR             SHARE          DATE           5%               10%
     ----             -----------     -------------       ---------     ----------        --               ---
David Tai . . . . .      20,000           20.00%           $11.00      July 24, 2003    $60,782         $134,312

Don J. Wang . . . .      20,000           20.00%            11.00      July 24, 2003    $60,782         $134,312


STOCK OPTION EXERCISES

     There were no stock option exercises during fiscal year 1998.

BENEFIT PLAN

     The Company has established a defined contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees (the "Plan"). The Plan provides for pretax employee contributions of up to 6% of annual compensation plus any additional discretionary after-tax employee contributions. The Company matches each participant's contributions to the Plan of up to 4% of such participant's salary. The Company made contributions before expenses to the Plan of $235,000, $248,000 and $173,000 in 1998, 1997 and 1996, respectively.

            BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Prior to the formation of the Company and its Compensation Committee in 1998, the Executive Committee of the Bank considered all matters related to compensation, employee benefits and stock options of executive officers of the Company and the Bank. The members of the Company's Compensation Committee, May P. Chu, Tommy F. Chen and Joe Ting, also served on the Bank's Executive Committee.

     The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The following is a report from the Compensation Committee which sets forth the components of the Company's executive officer compensation program and describes the basis on which the 1998 compensation determinations were made with respect to the executive officers of the Company and the Bank.

COMPENSATION POLICY

     The Company's executive compensation policy incorporates the basic principle that executive compensation should be related directly to corporate performance and increases in shareholder value, while ensuring that key employees are motivated and retained. The following objectives guide the decision-making for the Compensation Committee:

     - The Company must provide a competitive total compensation package to attract and retain key executives;

     - The compensation packages and programs must be strategically aligned with the annual budget as well as the Company's long-term business objectives; and

     - There must be a variable or performance component in the compensation package to ensure a link between executive remuneration and the Company's overall performance, thereby aligning executive compensation with the interest of shareholders.

EXECUTIVE COMPENSATION

     The Company's basic compensation programs are comprised of four parts as follows:

     (1) BASE PAY. Base salary levels are determined mainly through comparison with banking organizations of a size similar to the Company's with some attention given to the geographic location of such banking organizations. Surveys are utilized to assist in determining the base salary ranges of those persons having similar responsibilities at other financial institutions. Individual performance evaluations are considered, including a perception of the executive's potential to increase responsibilities.
Changes in the cost of living are also taken into account. All executive base salary levels, which are generally reviewed annually, are considered by the Compensation Committee to be competitive within a reasonable range of salaries in the Company's market areas.

     (2) CASH BONUS. For the year ended December 31, 1998, the Bank's Executive Committee, and subsequently the Company's Compensation Committee, awarded each of the Company's executive officers a bonus equal to two weeks salary and also paid each executive officer a cash bonus in varying amounts based on the Committee's evaluation of such officer's individual performance.

     (3) CONTRIBUTORY SAVINGS 401(k) PLAN. The Company provides for a 401(k) tax-deferred profit sharing plan for all employees, including executive officers, pursuant to which the Company matches each participant's contributions up to a maximum of 4% of such employee's annual compensation.

     (4) STOCK OPTIONS. During 1998, the shareholders of the Company approved the 1998 Stock Incentive Plan which authorizes the issuance of up to 200,000 shares of Common Stock under "non-qualified" and "incentive" stock options and performance shares of Common Stock to certain key officers. Such options will be exercisable based on a vesting schedule. Generally, no option may be exercised during the first two years of the option term; and thereafter, 50% may be exercised during the third year of the option term, another 25% during the fourth year and the remaining 25% during the fifth year of the option term. The Compensation Committee believes that these key officers will carry the main responsibility for increased growth, asset quality and profitability of the Company into the future. No options were granted under the stock option plan in 1998.

     Through the above mentioned programs, the Compensation Committee believes that a significant portion of the remuneration packages of executive officers are linked to the Company's performance and shareholder interests. The Compensation Committee will continue to review the elements of the plans in place and adjust these plans as needed to ensure that the total compensation program meets the Company's objectives and philosophy as described above.

1998 COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     During 1998, Mr. Don Wang served as the Chairman of the Board, President and Chief Executive Officer for the Company and the Bank. Mr. Wang's base salary for 1998 of $126,670 was determined by the Executive Committee of the Bank after reviewing the salary levels of persons in similar positions at banks of comparable size in the Houston and Gulf Coast areas. Mr. Wang was also paid a cash bonus of $5,417, a car allowance of $6,000 and $5,524 as a matching 401(k) contribution. In addition, Mr. Wang was granted a non-qualified stock option to purchase 20,000 shares of the Company's Common Stock pursuant to the Company's Founding Directors' Stock Option Plan.


                                        The Compensation Committee


                                        Tommy F. Chen
                                        May P. Chu
                                        Joe Ting



           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Many of the directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Company. During 1998, the Company made loans in the ordinary course of business to many of the directors, executive officers and principal shareholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Company to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 1998, all of such loans aggregated $2.1 million which was approximately 4.36% of the Company's Tier 1 capital at such date. The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
              MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of the date hereof, by
(i) directors and executive officers of the Company, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock and
(iii) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.


                                                                   NUMBER               PERCENTAGE
                            NAME                                 OF SHARES         BENEFICIALLY OWNED
                            ----                                 ---------         ------------------
          PRINCIPAL SHAREHOLDERS
          ----------------------
          Metro Investment Group, Inc.(1).  . . . . . . . .        484,128                6.81%
          Siam Chin Leong(2)  . . . . . . . . . . . . . . .        460,000                6.47%
          Leslie Looi Meng(3) . . . . . . . . . . . . . . .        385,992                5.43%
          Shou Chiun Ting(4)  . . . . . . . . . . . . . . .        371,768                5.23%

          DIRECTORS AND EXECUTIVE OFFICERS
          -------------------------------
          Helen F. Chen . . . . . . . . . . . . . . . . . .        555,784(5)             7.82%
          Tommy F. Chen . . . . . . . . . . . . . . . . . .        178,200(6)             2.50%
          May P. Chu  . . . . . . . . . . . . . . . . . . .        108,064(7)             1.52%
          Attilio F. Galli  . . . . . . . . . . . . . . . .          1,500(8)                 *
          Jane W. Kwan  . . . . . . . . . . . . . . . . . .         20,436                    *
          George M. Lee . . . . . . . . . . . . . . . . . .            100                    *
          John Lee  . . . . . . . . . . . . . . . . . . . .        146,052(9)             2.05%
          David Tai . . . . . . . . . . . . . . . . . . . .        226,388(10)            3.18%
          Joe Ting  . . . . . . . . . . . . . . . . . . . .         66,028(11)                *
          Don J. Wang . . . . . . . . . . . . . . . . . . .        526,592(12)            7.39%
          Directors and Executive Officers as a
             Group (10) . . . . . . . . . . . . . . . . . .        1,829,144              25.39%

------------

*    Indicates ownership which does not exceed 1.0%.

(1) Metro Investment Group, Inc.'s address is 16607 Southern Oaks Drive, Houston, Texas 77068. Director Helen F. Chen is the controlling shareholder and President of Metro Investment Group, Inc. and has voting and investment control of the shares.

(2) Siam Chin Leong's address is 701-703 Asia Life Building, Jalan Seggett, 80000 Johor Bahru, Johor Darul Takzim, Malaysia.

(3) Leslie Looi Meng's address is Aloha Towers, No. 05-02, Block A, 1 Jalan Kolam Air, 80100 Johor Bahru, Johor, Malaysia.

(4) Mr. Shou Chiun Ting's address is P.O. Box 96906, Houston, Texas 77213. Includes 168,076 held of record by Luxor Holding Corporation over which Mr. Shou Chiun Ting has voting and investment control. Shou Chiun Ting is the father of Director Joe Ting.

(5) Includes 484,128 shares held of record by Metro Investment Group, Inc. of which Ms. Chen is the President and has voting and investment control.

(6) Includes 20,000 shares which may be acquired under the Founding Director Plan and 75,480 shares held of record by Veronica W. Chen, the wife of Mr. Chen.

(7)  Includes 20,000 shares which may be acquired under the Founding Director
     Plan.

(8) Consists of 1,500 shares held of record by an IRA account for the benefit of Attilio F. Galli.

(9) Includes 20,000 shares which may be acquired under the Founding Director Plan, 25,456 shares held of record by Lee Su Huang, the sister of Mr. Lee, 13,312 shares held of record by Flora Yi Fang Lee, the daughter of Mr. Lee, and 13,312 shares held of record by Roger Chiche Lee, the son of Mr. Lee.

(10) Includes 20,000 shares which may be acquired under the Founding Director Plan.

(11) Includes 2,200 shares held of record by Candace Ting, the daughter of Mr. Ting, 2,200 shares held of record by Joseph Ting, the son of Mr. Ting, and 2,200 shares held of record by Regina Ting, the daughter of Mr. Ting.

(12) Includes 20,000 shares which may be acquired under the Founding Director Plan, 211,024 shares held of record by the Emily Wang Trust, 211,024 shares held of record by the Michael Wang Trust, 2,092 shares held of record by Ming Wang, the wife of Mr. Wang and 9,407 shares held of record by the E&M Foundation, Inc., a non-profit corporation over which Mr. Wang has voting and investment control.

                              PERFORMANCE GRAPH

     The following Performance Graph compares the cumulative total shareholder return on the Company's Common Stock for the period from December 16, 1998, when the Common Stock was first listed on the Nasdaq National Market, to December 31, 1998, with the cumulative total return of the Nasdaq Stock Market (US) Index and the Nasdaq Bank Index for the same period. Dividend reinvestment has been assumed. The Performance Graph assumes $100 invested on December 16, 1998 in the Company's Common Stock, the Nasdaq Stock Market (US) Index and the Nasdaq Bank Index. The historical stock price performance for the Company's stock shown on the graph below is not necessarily indicative of future stock performance.

              COMPOSITE OF PARTIAL PERIOD CUMULATIVE TOTAL RETURN
                    THE NASDAQ STOCK MARKET (US) INDEX, THE
                NASDAQ BANK INDEX AND METROCORP BANCSHARES, INC.

                          MetroCorp Bancshares, Inc.
                            Plot Points for Graph


                      12/16/98               12/31/98
                      --------               --------
MCBI                  $100.00                $ 95.56

Nasdaq Bank            100.00                 104.96

Nasdaq                 100.00                 109.13


          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own more than ten percent of the outstanding Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the year ended December 31, 1998, all Section 16(a) reporting requirements applicable to the Company's officers, directors and greater than ten-percent shareholders were complied with, except that Mr. Wang was late in reporting his initial holdings on Form 3 and in filing one report on Form 4 covering one transaction. After discovery of the inadvertant omissions in reporting such transactions, the necessary filings have been made with the Commission.

             PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 1999. PricewaterhouseCoopers LLP served as the Company's independent audit firm during fiscal year 1998, however, on March 8, 1999, PricewaterhouseCoopers LLP was notified that they will be dismissed as independent auditors upon the issuance of their report on the Company's 1998 financial statements and their review of the Company's 1998 Form 10-K. The decision to change accountants was recommended by the Audit Committee and was approved by the Company's Board of Directors.

     None of the reports of PricewaterhouseCoopers LLP for the past two years ended December 31, 1998 contained any adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. In addition, in connection with the audits of the Company's financial statements during the two most recent fiscal years ended December 31, 1998 and subsequent interim period prior to March 8, 1999, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in their reports.

     In accordance with the rules of the Commission, the Company provided PricewaterhouseCoopers LLP a copy of the disclosures filed with the Commission on Form 8-K and requested PricewaterhouseCoopers LLP to furnish it with a letter addressed to the Commission stating whether or not PricewaterhouseCoopers LLP agreed with the statements made by the Company in such filing and, if not, stating the respects in which it did not agree. A copy of this letter is attached as Exhibit 16.1 to the Company's Form 8-K filed on March 15, 1999 and to the Form 10-K for the year ended December 31, 1998.

     Effective March 12, 1999, the Board of Directors appointed Deloitte & Touche LLP as its principal accountant to audit the Company's 1999 financial statements. During the Company's two most recent fiscal years ended December 31, 1998 and subsequent interim period prior to the engagement of Deloitte & Touche LLP, neither the Company, nor anyone on its behalf, consulted Deloitte & Touche LLP regarding (i) the application of accounting principles to a specified completed or proposed transaction or the type of opinion that Deloitte & Touche LLP might render on the Company's financial statements or
(ii) any matter that was the subject of a disagreement between the Company and PricewaterhouseCoopers LLP as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v).

     At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of Deloitte & Touche LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY SUCH APPOINTMENT.


                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     In order for shareholder proposals submitted pursuant to the Commission's Rule 14a-8 to be included in the Company's proxy statement and form of proxy relating to the Company's 2000 Annual Meeting of Shareholders, such proposals must be submitted to the Secretary of the Company at the Company's principal executive offices not later than November 30, 1999. A shareholder choosing not to use the procedures established in Commission Rule 14a-8 to submit a proposal for action at the Company's 2000 Annual Meeting of Shareholders must deliver the proposal to the Secretary of the Company not later than the close of business on February 28, 2000.


                                 OTHER MATTERS

     The Board of Directors does not intend to bring any other matter before the Meeting. Additionally, no shareholder of the Company has complied with the advance notice provisions contained in the Company's Bylaws, which preclude the bringing of matters before a meeting of shareholders unless such provisions are complied with. Accordingly, no other matter is expected to be brought before the Meeting. However, if any other matter does properly come before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

     You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

                                       By order of the Board of Directors,

                                       /s/ Don J. Wang

                                       Don J. Wang
                                       Chairman of the Board, President and
                                         Chief Executive Officer

                        __
/X/ PLEASE MARK YOUR    |                                                   |
    VOTE AS IN THIS                                                         ---
    EXAMPLE USING
    DARK INK ONLY.


    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED FOR THE FOLLOWING PROPOSALS UNLESS OTHERWISE INDICATED.

                                             FOR                   WITHHOLD
                                     all nominees listed          AUTHORITY
                                          (except as           for all nominees
                                    otherwise indicated*)           listed.
1.  ELECTION OF DIRECTORS
    to serve until the                       / /                     / /             * Instruction: To withhold authority to vote
    2002 Annual Meeting of                                                             for any nominee, draw a line through the name
    Shareholders and until                                                             of such nominee in the list below.
    their successors are
    duly elected and qualified.                                                        Helen F. Chen     George M. Lee    David Tai

                                               FOR     AGAINST     ABSTAIN
2.  RATIFICATION OF THE APPOINTMENT            / /       / /         / /
    OF DELOITTE & TOUCHE LLP as the
    independent auditors of the books
    and accounts of the Company for
    the year ending December 31, 1999.


                                                 Date:                    , 1999
------------------------------------------------       -------------------
         Signature(s) of Shareholder(s)

Please sign your name exactly as it appears below. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

                                     PROXY
                          METROCORP BANCSHARES, INC.

  1999 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, APRIL 29, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The 1999 Annual Meeting of Shareholders of MetroCorp Bancshares, Inc. (the "Company") will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024, on Thursday, April 29, 1999, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice of 1999 Annual Meeting of Shareholders and Proxy Statement dated April 1, 1999 accompanying this proxy.

     The undersigned hereby appoints Don J. Wang and Attilio F. Galli and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 1999 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, as may properly come before such meeting or any adjournment thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company's Bylaws.

     This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. If no direction is made, this proxy will be voted FOR the election of all nominees for director named herein to serve on the Board of Directors until the 2002 Annual Meeting of Shareholders and until their successors are duly elected and qualified and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 1999.